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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Mesaba Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY MATERIALS

MESABA HOLDINGS, INC.
Fifth Street Towers, Suite 1720
150 South Fifth Street
Minneapolis, Minnesota 55402

July     , 2003

Dear Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of Mesaba Holdings, Inc., to be held at the Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota, on Thursday, August 21, 2003, at 9:30 a.m.

        At the meeting you will be asked to vote for the election of three Class Three directors, to approve an amendment to the Company's Articles of Incorporation to change the name of the Company to MAIR Holdings, Inc., and to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 2004.

        I encourage you to vote FOR each of the nominees for director, FOR the amendment to the Articles of Incorporation to change the name of the Company and FOR ratification of the appointment of Deloitte & Touche LLP. Whether or not you are able to attend the meeting in person, I also urge you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do attend the meeting in person, you may withdraw your proxy and vote personally on any matters properly brought before the meeting.

Sincerely,

Paul F. Foley President and Chief Executive Officer

i

PRELIMINARY PROXY MATERIALS

MESABA HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS—AUGUST 21, 2003

        The Annual Meeting of Shareholders of Mesaba Holdings, Inc. (the "Company") will be held at 9:30 a.m. on Thursday, August 21, 2003 at the Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota, for the following purposes:

  1.
  To elect three Class Three directors, each for a term of three years.

  2.
  To approve an amendment to the Company's Articles of Incorporation to change the name of the Company to MAIR Holdings, Inc.

  3.
  To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 2004.

  4.
  To transact such other business as may properly come before the meeting.

        Only shareholders of record at the close of business on July 1, 2003 are entitled to notice of and to vote at the meeting.

        Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and if you attend the meeting in person, your executed proxy will be returned to you upon request.

By Order of the Board of Directors

Robert E. Weil Vice President, Chief Financial Officer and Treasurer

Dated: July , 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE PROXY CARD EXACTLY AS YOUR NAME(S) APPEAR(S) THEREON AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

PRELIMINARY PROXY MATERIALS

MESABA HOLDINGS, INC.
Fifth Street Towers, Suite 1720 150
South Fifth Street
Minneapolis, Minnesota 55402

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 21, 2003

INTRODUCTION

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mesaba Holdings, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota on Thursday, August 21, 2003 at 9:30 a.m., and at any adjournment thereof.

        The Notice of Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about July    , 2003.

Proxies and Voting Procedures

        All shares represented by properly executed proxies received in time will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed proxies on which no specification has been made will be voted FOR the election of the nominees for director named herein, FOR the amendment to the Articles of Incorporation and FOR ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the year ending March 31, 2004, and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting. If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by the proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but not for purposes of calculating the vote with respect to such matter.

        Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Company; by executing a later-dated proxy; or by attending the meeting and giving oral notice to the Inspector of Elections.

Shareholders Entitled to Vote

        The Board of Directors of the Company has fixed the close of business on July 1, 2003 as the record date for determining the holders of Common Stock entitled to vote at the meeting. On that date, there were 20,320,641 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote at the meeting.

ELECTION OF DIRECTORS

Nomination and Classification

        The Company's Board of Directors is divided into three separate classes. The terms of the Class Three directors expire at the meeting and the Company's Board of Directors has nominated Richard H. Anderson, Paul F. Foley and Robert C. Pohlad to serve as Class Three directors. Each Class Three director will be elected to serve until the annual meeting of shareholders to be held in 2006 and until a successor is elected and qualified. The terms of the Class One and Class Two directors expire in 2004 and 2005, respectively. All nominees have agreed to stand for election at the meeting.

        One of the nominees, Richard H. Anderson, has been nominated pursuant to provisions of the Airline Services Agreement and the Regional Jet Services Agreement between the Company, Mesaba Aviation, Inc., one of the Company's wholly owned subsidiaries ("Mesaba Aviation"), and Northwest Airlines, Inc. ("Northwest"). The agreements require the Company to nominate and recommend for election a sufficient number of directors designated by Northwest so that if such directors were elected, there would be three directors designated by Northwest serving on the Board of Directors of the Company and of Mesaba Aviation. Douglas M. Steenland and Pierson M. Grieve, who are currently serving as directors, are also Northwest designees. See "Certain Transactions" for additional information regarding the agreements.

Required Vote

        The election of each nominee for director requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting. All proxies will be voted in favor of the three nominees, unless a contrary choice is specified on the proxy. If, prior to the annual meeting, the Board of Directors learns that any nominee will be unable to serve by reason of death, incapacity, or other unexpected occurrence, the proxies which would have otherwise been voted for such nominee will be voted for a substitute nominee, if any, selected by the Board of Directors.

Information About Nominees

        The names of the nominees, their principal occupations, and certain other information regarding the nominees set forth below is based upon information furnished to the Company by the respective nominees.

        Richard H. Anderson, age 48, a Class Three director, was appointed as a director of the Company in August 1999. Mr. Anderson was named Chief Executive Officer of Northwest Airlines Corporation and Northwest in April 2001 and was elected a director of both companies in September 2001. Mr. Anderson previously served as Executive Vice President and Chief Operating Officer and in various other capacities for Northwest since November 1990.

        Paul F. Foley, age 51, a Class Three director, was appointed as a director of the Company in October 1999. Mr. Foley has been the President and Chief Executive Officer of the Company since October 1999 and was President and Chief Executive Officer of Mesaba Aviation from October 1999 to September 2002. He was Vice President of Operations Support at Atlas Air, Inc. from December 1996 to September 1999, and Group Vice President of Operations—North America at LSG Lufthansa Service/Sky Chefs from January 1992 to December 1996.

        Robert C. Pohlad, age 49, a Class Three director, was appointed as a director of the Company in September 1995. Mr. Pohlad has been a director and President of Pohlad Companies since 1987. Mr. Pohlad became the Chief Executive Officer of PepsiAmericas, Inc. in November 2000, was named

Vice Chairman of PepsiAmericas, Inc. in January 2001, and became Chairman in January 2002. Mr. Pohlad served as Chairman, Chief Executive Officer and a director of P-Americas, Inc. from July 1998 until P-Americas, Inc. became a wholly owned subsidiary of PepsiAmericas, Inc. Mr. Pohlad was the Chief Executive Officer and a director of Delta Beverage Group, Inc., a subsidiary of P-Americas, Inc., from March 1988 to May 2001. He is the son of Carl R. Pohlad, a director and Chairman of the Board of the Company.

Information About Continuing Directors

        The following information regarding the directors of the Company whose terms do not expire at the meeting is based upon information furnished to the Company by the respective directors.

        Donald E. Benson, age 73, a Class Two director, was appointed as a director of the Company in June 1995. Mr. Benson has been Executive Vice President and a director of Marquette Financial Companies, formerly Marquette Bancshares, Inc., since January 1993 and with predecessor organizations since 1968. Mr. Benson is also a director of National Mercantile Bancorp, Mass Mutual Corporate Investors, Mass Mutual Participation Investors, and a director and Vice President of CRP Sports, Inc., the managing general partner of the Minnesota Twins baseball club.

        Pierson M. Grieve, age 75, a Class One director, was appointed as a director of the Company in October 1999. Mr. Grieve has been a member of Palladium Equity Partners, LLC, a New York private investment firm, since November 1998. He was Chairman of the Metropolitan Airports Commission—State of Minnesota from April 1995 to April 1999.

        Carl R. Pohlad, age 87, a Class Two director and Chairman of the Board of Directors, was appointed as a director of the Company in February 1995. Mr. Pohlad has been Chairman of the Board, President and a director of Marquette Financial Companies, formerly Marquette Bancshares, Inc., since 1993. Prior to 1993, Mr. Pohlad was President and Chief Executive Officer of Marquette Bank Minneapolis and Bank Shares Incorporated. Mr. Pohlad is also an owner, director and the President of CRP Sports, Inc., the managing general partner of the Minnesota Twins baseball club, and is a director of Genmar Holdings, Inc. He is the father of Robert C. Pohlad, a director of the Company.

        Douglas M. Steenland, age 51, a Class Two director, was appointed as a director of the Company in October 1999. Mr. Steenland was named President of Northwest Airlines Corporation and Northwest in April 2001 and was elected a director of both companies in September 2001. Mr. Steenland previously served as Executive Vice President and in various other capacities for Northwest since July 1991.

        Raymond W. Zehr, Jr., age 56, a Class One director, was elected a director of the Company in June 1995. Mr. Zehr has been Executive Vice President of Pohlad Companies since 2000, and in various other capacities in Pohlad Companies since 1971. He is also Chief Investment Manager of CRP Holdings, LLC, and Vice President of CRP Sports, Inc., the managing general partner of the Minnesota Twins baseball club.

Committees

        The Board of Directors has established Executive, Audit, Compensation, Safety, Nominating, Affiliated Transactions and Special Committees.

        The members of the Executive Committee are Richard H. Anderson, Paul F. Foley and Carl R. Pohlad. The Executive Committee is delegated the full and complete powers of the Board of Directors to act in place of the full Board during all periods between regularly scheduled meetings of the Board and at any other time at which a meeting of the full Board is not practicable for any reason.

Mr. Pohlad was appointed to the Executive Committee in October 1995. Messrs. Foley and Anderson were appointed to the Executive Committee in October 1999.

        The members of the Audit Committee are Donald E. Benson, Pierson M. Grieve and Raymond W. Zehr, Jr., each of whom is independent as defined by the listing standards of the Nasdaq Stock Market. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policy and procedures. The Audit Committee is responsible for engaging the Company's independent auditors and for pre-approving any non-audit services provided by the independent auditors. Mr. Zehr was appointed to the Audit Committee in October 1995 and Messrs. Benson and Grieve were appointed to the Audit Committee in October 1999. The Audit Committee adopted a charter in May 2000, a copy of which was included with the Company's proxy statement for the annual meeting held August 24, 2001.

        The members of the Compensation Committee are Richard H. Anderson, Donald E. Benson and Raymond W. Zehr, Jr. The Compensation Committee is authorized by the Board of Directors to set the annual salary of each of the executive officers of the Company, including bonus and incentive programs, to grant options and to otherwise administer the Company's stock option plans, and to review and approve compensation and benefit plans of the Company. The Compensation Committee consists exclusively of non-employee directors. Messrs. Benson and Zehr were appointed to the Compensation Committee in October 1995. Mr. Anderson was appointed to the Compensation Committee in October 1999.

        The members of the Safety Committee are Robert C. Pohlad, Douglas M. Steenland, and Raymond W. Zehr, Jr. The Safety Committee is also empowered to review safety and regulatory compliance issues. Messrs. Steenland, Pohlad and Zehr were appointed to the Safety Committee in October 1999.

        The members of the Nominating Committee are Carl R. Pohlad and Douglas M. Steenland. The Nominating Committee is authorized by the Board of Directors to recommend the structure and makeup of the Board of Directors and recommends the nomination of members to the Board to fill vacancies or for election by the shareholders of the Company. Pursuant to the Company's Bylaws, the Nominating Committee will consider nominees proposed by shareholders in accordance with the procedures outlined in the Bylaws. Messrs. Pohlad and Steenland were appointed to the Nominating Committee in October 1995 and October 1999, respectively.

        The members of the Affiliated Transactions Committee are Donald E. Benson, Pierson M. Grieve, Robert C. Pohlad and Raymond W. Zehr, Jr. The Affiliated Transactions Committee is authorized by the Board of Directors to make recommendations to the Board of Directors on any actions relating to Northwest or its affiliates. Messrs. Benson, Pohlad and Zehr were appointed to the Affiliated Transactions Committee in October 1995. Mr. Grieve was appointed to the Affiliated Transactions Committee in October 1999.

        The members of the Special Committee are Donald E. Benson, Douglas M. Steenland and Raymond W. Zehr, Jr. The Special Committee was formed on November 21, 2002 for the purpose of considering the advisability of adopting additional anti-takeover measures, such as a shareholders' rights plan, and alternative uses of the Company's cash, to reduce the potential for undesirable takeover attempts.

        During the fiscal year ended March 31, 2003, the Board of Directors held four meetings, the Executive Committee held seven meetings, the Audit Committee held six meetings, the Compensation Committee held two meetings, and the Special Committee held four meetings. The Safety, Nominating and Affiliated Transactions Committees did not meet during the year. Each of the directors attended at least 75% of the meetings of the Board and each committee of which he was a member held during the period of his Board membership in the fiscal year ended March 31, 2003.

Compensation of Directors

        For the fiscal year ended March 31, 2003, each non-employee director earned fees of $40,000 plus out-of-pocket expenses. Director's fees are currently set at $10,000 per quarter. Mr. Carl R. Pohlad received $300,000 as compensation for serving as Chairman of the Board during the fiscal year ended March 31, 2003. Messrs. Anderson and Steenland have waived receipt of these fees for the fiscal year ending March 31, 2004.

        Messrs. Anderson, Benson, Grieve, Robert C. Pohlad, Steenland and Zehr were each granted options to purchase 15,000 shares of the Company's Common Stock under the 2000 Stock Incentive Plan on December 3, 2002, at an exercise price of $5.97. Mr. Carl R. Pohlad was granted options to purchase 30,000 shares of the Company's Common Stock under the 2000 Stock Incentive Plan on December 3, 2002, at an exercise price of $5.97. The options have a term of ten years and become fully exercisable on the first anniversary of the date of grant. The option grants were part of the Company's normal annual compensation cycle. In addition, options issued to the directors prior to September 11, 2001, were repriced to $5.97. See "Compensation Committee Report on Executive Compensation and Option Repricing."

APPROVAL OF AN AMENDMENT TO THE RESTATED
ARTICLES OF INCORPORATION TO CHANGE
THE NAME OF THE COMPANY

        By action taken on May 22, 2003, the Board of Directors adopted the following resolution to change the name of the Company to MAIR Holdings, Inc., from Mesaba Holdings, Inc.

    RESOLVED, that Article I of the Corporation's Articles of Incorporation shall be amended to change the name of the Corporation to MAIR Holdings, Inc.

        The new name is intended to further distinguish the publicly held parent company from its operating subsidiaries, Mesaba Aviation, Inc. and Big Sky Transportation Co. The Company's Nasdaq Stock Market trading symbol is MAIR.

        A proposal to approve the amendment will be presented to shareholders at the Annual Meeting. The effect of the amendment will be to change the name of the Corporation to MAIR Holdings, Inc. No other amendments to the Articles of Incorporation are proposed at this time. Approval of the amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting. If shareholders approve the amendment, restated Articles of Incorporation will be filed with the Minnesota Secretary of State, at which time the name change will take effect.

COMPANY STOCK PERFORMANCE

        The following graph provides a five-year comparison of the total cumulative returns for the Company's Common Stock, the CRSP Index for the Nasdaq Stock Market (U.S. companies), and the CRSP Index for air carriers traded on the Nasdaq Stock Market. The CRSP Indexes are prepared by the Center for Research in Security Prices of the University of Chicago. The total cumulative return for each period is based on the investment of $100 on March 31, 1998, assuming compounded daily returns and the reinvestment of all dividends.

Comparison of Five-Year Cumulative Total Returns

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information regarding ownership of the Company's Common Stock by (i) each person known to the Company to own beneficially more than 5% of its Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the information is as of July 1, 2003 and each person has sole voting and investment power as to the shares shown.

        For the purposes of this proxy statement, beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (SEC), and includes any shares as to which the person has sole or shared investment power and any shares which the person has the right to acquire within 60 days of July 1, 2003, through the exercise of stock options. The stock options referred to in the footnotes are employee and director options issued under the Company's plans. These options become partially or wholly exercisable beginning one year after the date of grant. Therefore, the reported option shares relate to options granted on or before September 29, 2002.

Name and address of beneficial owner	Number of shares		Percentage owned
Northwest Airlines Corporation 2700 Lone Oak Pkwy Eagan, MN 55121	9,809,035	(1)	40.08%
FMR Corp. 82 Devonshire Street Boston, MA 02109	2,353,504	(2)	11.58%
Carl R. Pohlad Pohlad Companies 60 South Sixth Street, Suite 3800 Minneapolis, MN 55402	2,035,715	(3)	9.95%
PAR Investment Partners, L.P. One Financial Center, Suite 1600 Boston, GA 02111	1,787,381	(4)	8.80%
Paul F. Foley	282,000	(5)	1.37%
Raymond W. Zehr, Jr.	232,000	(6)	1.14%
Donald E. Benson	106,750	(6)	*
Robert C. Pohlad	97,000	(6)	*
Pierson M. Grieve	58,500	(7)	*
Robert E. Weil	45,750	(8)	*
John G. Spanjers	43,500	(9)	*
Richard H. Anderson	31,500	(10)	*
Douglas M. Steenland	30,000	(9)	*
Jeffrey W. Wehrenberg	19,750	(11)	*
Robert T. Meekin	22,500	(9)	*
All directors and executive officers as a group (15 persons)	3,080,740	(12)	14.50%

*
Less than 1%.

(1)
Consists of 5,657,113 shares held by an indirect subsidiary, Northwest Aircraft, Inc., and warrants to purchase 4,151,922 shares exercisable within 60 days held by an indirect subsidiary, Northwest Airlines, Inc.

(2)
As reported on Schedule 13G/A filed by FMR Corp. with the SEC on February 13, 2003.

(3)
Includes 140,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(4)
As reported on Schedule 13G/A filed by PAR Investment Partners, L.P. with the SEC on February 14, 2003.

(5)
Includes 252,500 shares which may be purchased pursuant to stock options exercisable within 60 days.

(6)
Includes 82,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(7)
Consists of 500 shares held indirectly in a trust of which Mr. Grieve is a beneficiary and trustee, 9,000 shares held indirectly in a trust of which Mr. Grieve's spouse is a beneficiary and trustee, and 49,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(8)
Includes 42,750 shares which may be purchased pursuant to stock options exercisable within 60 days.

(9)
Consists of shares which may be purchased pursuant to stock options exercisable within 60 days.

(10)
Consists of 30,000 shares which may be purchased pursuant to stock options exercisable within 60 days and 1,500 shares held in a trust for the benefit of Mr. Anderson's children. Mr. Anderson's spouse is trustee of the trust. Mr. Anderson disclaims beneficial ownership of the shares held in trust.

(11)
Includes 18,750 shares which may be purchased pursuant to stock options exercisable within 60 days.

(12)
Includes 927,750 shares which may be purchased pursuant to stock options exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and persons who own more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Initial reports on Form 3 are required to be filed within 10 days of an individual becoming a director, executive officer or owner of 10% or more of the Company's Common Stock. Reports of changes in ownership are required to be filed within the first 10 days of the month succeeding the month in which a change occurs. To the Company's knowledge, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners required through the end of the Company's fiscal year ended March 31, 2003 were completed on a timely basis.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

        The following table discloses the annual and long-term compensation received in each of the last three fiscal years by (i) all persons serving in the capacity of Chief Executive Officer of the Company during the last fiscal year, (ii) the Company's four most highly compensated executive officers, in addition to the Chief Executive Officer, serving at the end of the last fiscal year whose salary and incentive compensation exceeded $100,000 in the last fiscal year, and (iii) any executive officer of the Company who resigned during the last fiscal year whose salary and incentive compensation exceeded $100,000 in the last fiscal year. In accordance with SEC rules, information is included for certain officers of one of the Company's wholly owned subsidiaries, Mesaba Aviation.

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Incentive Compensation (1)	Securities Underlying Options/#	All Other Compensation
Paul F. Foley President and Chief Executive Officer of the Company	2003 2002 2001	$345,192 315,577 265,770	$350,000 325,000 206,250	150,000 250,000 70,000	$78,900 76,867 114,775	(2) (3) (4)
Robert E. Weil Vice President, Chief Financial Officer and Treasurer of the Company	2003 2002 2001	$164,231 158,257 149,688	$99,000 64,000 52,750	50,000 70,000 15,000	$2,463 2,288 609	(5) (5) (5)
John G. Spanjers President and Chief Operating Officer of Mesaba Aviation	2003 2002 2001	$162,231 137,173 120,754	$105,000 56,000 50,000	— 70,000 20,000	$2,270 2,047 505	(5) (5) (5)
Robert T. Meekin Vice President, People and Processes of Mesaba Aviation	2003 2002 2001	$148,846 142,500 12,606	$60,000 57,000 23,012(6)	— 70,000 —	$2,233 — 988	(5) (7)
Jeffrey W. Wehrenberg Vice President, Ground Operations of Mesaba Aviation	2003 2002 2001	$133,462 119,692 41,038	$54,000 56,250 26,500	— 40,000 10,000	$1,145 938 —	(5) (5)

(1)
Incentive compensation for services rendered has been included as compensation for the year earned even though a portion of such compensation is paid in the following year. Incentive compensation is based upon the achievement of Company and individual performance criteria as described under "Compensation Committee Report on Executive Compensation and Option Repricing."

(2)
Consists of living and travel expenses of $76,049 and matching contributions of $2,851 made by the Company on behalf of Mr. Foley pursuant to the Company's 401(k) Retirement Savings Plan.

(3)
Consists of living and travel expenses of $74,278 and matching contributions of $2,589 made by the Company on behalf of Mr. Foley pursuant to the Company's 401(k) Retirement Savings Plan.

(4)
Consists of living and travel expenses of $112,712 and matching contributions of $2,063 made by the Company on behalf of Mr. Foley pursuant to the Company's 401(k) Retirement Savings Plan.

(5)
Consists of matching contributions made by the Company on behalf of such executive officer pursuant to the Company's 401(k) Retirement Savings Plan.

(6)
Consists of a signing bonus.

(7)
Consists of moving expenses.

Option Grants In Last Fiscal Year

        The following table provides information about stock options granted during the fiscal year ended March 31, 2003 to each executive officer named in the Summary Compensation Table. The options were granted under the Company's 2000 Stock Incentive Plan.

	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name			Exercise Price ($/sh)	Expiration Date
					5%	10%
Paul F. Foley	150,000	57.7%	$5.97	12/03/12	$563,175	$1,427,196
Robert E. Weil	50,000	19.2%	$5.97	12/03/12	$187,725	$475,732
John G. Spanjers	—	—	—	—	—	—
Robert T. Meekin	—	—	—	—	—	—
Jeffrey W. Wehrenberg	—	—	—	—	—	—

(1)
These amounts are based on the assumed rates of appreciation as suggested by the rules of the Securities and Exchange Commission and do not represent a prediction by the Company of future stock prices. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock.

Aggregate Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

        The following table provides information about the exercise of stock options during the fiscal year ended March 31, 2003 and the value of unexercised stock options held at the end of such fiscal year for each executive officer named in the Summary Compensation Table.

			Number of Securities Underlying Unexercised Options at March 31, 2003 (1)
					Value of Unexercised In-the-Money Options at March 31, 2003 (1)
Name	Shares Acquired on Exercise	Value Realized(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Paul F. Foley	—	—	210,000	410,000	$0	$0
Robert E. Weil	—	—	34,000	116,000	$0	$0
John G. Spanjers	—	—	33,500	66,500	$0	$0
Robert T. Meekin	—	—	17,500	52,500	$0	$0
Jeffrey W. Wehrenberg	—	—	15,000	35,000	$0	$0

(1)
Value is calculated as the excess of the market value of the Common Stock at the date of exercise or March 31, 2003, as the case may be, over the exercise price. The closing price per share of the Company's Common Stock was $5.53 on March 31, 2003, the last trading day in the Company's fiscal year ended March 31, 2003, as quoted on the Nasdaq Stock Market.

Ten-Year Option Repricings

        The following table sets forth certain information with respect to adjustments and amendments of the exercise prices of stock options previously awarded to executive officers of the Company in the ten fiscal years ended March 31, 2003.

Name and Position of Executive Officer	Date of Repricing	Number of Securities Underlying Options Repriced or Amended	Market Price of Stock at Time of Repricing or Amendment	Exercise Price at Time of Repricing or Amendment	New Exercise Price	Length of Original Option Term Remaining at Date of Repricing or Amendment (Months)
Paul F. Foley President and Chief Executive Officer of the Company	12/03/02 12/03/02 12/03/02	150,000 70,000 100,000	$5.97 5.97 5.97	$9.69 9.53 9.05	$5.97 5.97 5.97	58 67 56
Robert E. Weil Vice President, Chief Financial Officer and Treasurer of the Company	12/03/02 12/03/02 12/03/02	15,000 15,000 20,000	$5.97 5.97 5.97	$12.00 9.53 9.05	$5.97 5.97 5.97	61 67 56

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee of the Board of Directors was an officer, former officer or employee of the Company or its subsidiaries during the fiscal year ended March 31, 2003. No executive officer of the Company served as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Company's Compensation Committee or Board of Directors during the fiscal year ended March 31, 2003.

CERTAIN TRANSACTIONS

        Northwest Airlines Corporation is a beneficial owner of more than 5% of the Company's outstanding Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." During the fiscal year ended March 31, 2003, substantially all of the Company's operating revenues were received from Northwest Airlines under two code sharing agreements described below.

Airline Services Agreement

        The Company, Mesaba Aviation and Northwest are parties to an Airline Services Agreement, dated as of July 1, 1997 and amended August 31, 1999 (the "Airlink Agreement"). The Airlink Agreement provides exclusive rights to designated service areas and support in acquiring new aircraft and equipment. Mesaba Aviation's flights appear in Northwest's timetables and Mesaba Aviation receives ticketing and certain check-in, baggage and freight-handling services from Northwest at certain airports. Mesaba Aviation also benefits from its relationship with Northwest through advertising and marketing programs. In addition, Mesaba Aviation receives its computerized reservations services from Northwest.

        As consideration for entering into the Airlink Agreement, the Company issued a warrant to Northwest on October 17, 1997, for the purchase of 1,320,000 shares of the Company's Common Stock at an initial exercise price of $9.42 per share, the closing price of the stock on the date the warrant was issued. The warrant was fully exercisable upon issuance and expires at 5:00 p.m. Minneapolis time, on July 1, 2007.

        The Airlink Agreement extends through June 30, 2007, and continues indefinitely thereafter, subject to termination by either party on 365 days' notice given at any time after July 1, 2000. The Airlink Agreement may be terminated immediately by Mesaba Aviation or Northwest in the event that the other party is the subject of a bankruptcy proceeding or is divested of a substantial part of its assets. In the event of a breach of a non-monetary provision of the Airlink Agreement which remains uncured for a period of more than 30 days after receipt of written notification of such default, or the breach of a monetary provision which remains uncured for a period of more than 10 days after receipt of written notification of such default, the non-defaulting party may terminate the agreement. Northwest may also terminate the Airlink Agreement in the event of certain lease and other performance defaults; change in control events; revocation or failure to obtain DOT certification; failure to elect a chief executive officer of the Company and Mesaba Aviation reasonably acceptable to Northwest; or if more than 50% of the aircraft subject to the agreement are not operated for more than seven consecutive days or 25% of such aircraft are not operated for more than 21 consecutive days, other than as a result of the FAA grounding a specific aircraft type for all carriers.

Regional Jet Services Agreement

        The Company, Mesaba Aviation and Northwest entered into a Regional Jet Services Agreement, dated October 25, 1996 and amended April 1, 1998 and June 2, 1998 (the "Regional Jet Agreement"), under which Mesaba Aviation operates 36 Avro RJ85 regional jets for Northwest. The aircraft, which are configured in a 69 seat, two class cabin, are leased or subleased by Mesaba Aviation from Northwest. The Regional Jet Agreement provides for a total of 36 aircraft. The aircraft are operated as Northwest Jet Airlink from the Minneapolis/St. Paul, Detroit and Memphis hubs according to routes and schedules determined by Northwest, and all flights are designated as Northwest flights using Northwest's designator code.

        Under the Regional Jet Agreement, Mesaba Aviation is responsible for providing all flight and cabin crews, dispatch control, aircraft maintenance and repair services and hull and passenger liability insurance. Northwest provides passenger and gate check-in, aircraft loading and unloading, ticketing, ramp services and fuel and fueling services, or will compensate Mesaba Aviation for providing such services.

        As consideration for entering into the Regional Jet Agreement, the Company issued a warrant to Northwest on October 25, 1996, for the purchase of 922,500 shares of the Company's Common Stock at an initial exercise price of $7.25 per share, the closing price of the stock on the date the warrant was issued. The warrant became fully exercisable in May 1998. In connection with the amendments to the Regional Jet Agreement, the Company issued additional warrants to Northwest on April 1, 1998 and June 2, 1998, for the purchase of 474,192 shares and 1,435,230 shares, respectively, of the Company's Common Stock at an initial exercise price of $21.25 per share. The April 1, 1998 warrant became fully exercisable in October 1998. The June 2, 1998 warrant became fully exercisable in May 2000. All three warrants expire at 5:00 p.m. Minneapolis time, on October 25, 2006.

        The Regional Jet Agreement continues in effect until October 25, 2006, unless terminated earlier in accordance with its provisions. The Regional Jet Agreement may be terminated immediately by Mesaba Aviation or Northwest in the event that the other party is the subject of a bankruptcy proceeding or is divested of a substantial part of its assets. In the event of a breach of a non-monetary provision of the Regional Jet Agreement which remains uncured for a period of more than 30 days after receipt of written notification of such default, or the breach of a monetary provision which remains uncured for a period of more than 10 days after receipt of written notification of such default, the non-defaulting party may terminate the agreement. Northwest may terminate the Regional Jet Agreement as of the seventh anniversary of the effective date of the first jet aircraft lease if Northwest gives a termination notice to Mesaba Aviation not less than 180 days nor more than 365 days prior to such seventh anniversary. Northwest may also terminate the Regional Jet Agreement in the event of certain lease and other performance defaults; change in control events; revocation or failure to obtain DOT certification; failure to elect a chief executive officer of the Company and Mesaba Aviation reasonably acceptable to Northwest; if more than 25% of the aircraft subject to the agreement are not operated for more than seven consecutive days, other than as a result of the FAA grounding all Avro RJ85 regional jets for all carriers; or if there is a strike, cessation or interruption of work involving Mesaba Aviation's pilots, flight attendants or mechanics providing jet service.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND OPTION REPRICING

        The Compensation Committee consists of three independent, non-employee directors appointed by the Board of Directors. Messrs. Benson and Zehr were elected to the Compensation Committee in October 1995 and Mr. Anderson was elected to the Compensation Committee in October 1999. The Committee has been authorized by the Board of Directors to set the annual salary and incentive compensation of each of the executive officers of the Company and to review and approve overall compensation levels and benefit plans of the Company. The officers and directors of the Company's subsidiaries have principal responsibility for determining compensation and benefits for employees of the subsidiaries.

Compensation Philosophy

        The Company's executive compensation policies, as endorsed by the Compensation Committee, are designed to:

  •
  Attract, motivate and retain executives whom the Committee believes are critical to the long-term success of the Company;

  •
  Reward individual contributions to the Company's accomplishment of certain profit and operational goals;

  •
  Promote a pay-for-performance philosophy by placing a significant portion of total compensation "at risk" while providing a level of compensation opportunity that is competitive with companies of similar profitability, complexity and size; and

  •
  Provide an opportunity to own the Company's Common Stock so that executives will have common interests with the Company's shareholders.

        The Compensation Committee believes that each of these factors is important to the financial performance of the Company. In implementing its executive compensation program, the Company and the Committee seek to link executive compensation directly to earnings performance and, consequently, to increases in shareholder value.

        The components of the Company's current executive compensation program are comprised of base salary, cash incentive compensation, including a retention component, and long-term incentive awards principally in the form of stock option grants.

Base Salary and Cash Incentive Compensation

        The Compensation Committee establishes, for recommendation to the Board of Directors, the base salary and incentive compensation of the Chief Executive Officer and approves the salaries and incentive compensation of the other executive officers of the Company as recommended by the Chief Executive Officer. Base salary levels, including that of the Chief Executive Officer, are reviewed annually by the Committee and adjusted based upon competitive market factors and the officer's ability to contribute to the overall success of the Company's mission. Incentive compensation is based on the individual's contribution to the Company's annual performance, as measured against goals determined at the beginning of each fiscal year and approved by the Board. Incentive compensation generally will not exceed 100% of an officer's base salary, although senior executive officers may on occasion receive a larger portion of their total compensation through incentive compensation than from salary, thereby placing a greater percentage of their compensation at risk.

        In setting its compensation recommendations for fiscal 2003, the Compensation Committee obtained reports and analyses from two compensation consulting groups and outside legal counsel.

        Because of turmoil in the airline industry and the perceived need to maintain stability in leadership of the Company, the Compensation Committee decided to accelerate certain elements of fiscal 2003 compensation. Due to severe pressure on the global airline industry, the Compensation Committee concluded that individual performance and retention should be emphasized. Accordingly, the Compensation Committee approved the acceleration of bonus payments and the granting of additional stock options.

        Based on the factors described above and a review of Mr. Foley's performance, the Compensation Committee concluded that Mr. Foley continues to successfully meet expectations and has generally performed in an exemplary manner. For fiscal 2003, Mr. Foley received a base salary of $345,192 and cash incentive compensation of $350,000. Mr. Foley's total compensation package includes base salary, cash incentive compensation, including a retention component, and a long-term incentive award in the form of stock options.

Long-Term Incentive Compensation

        The Company's stock option program is intended to strengthen the Company's ability to attract and retain key employees and to furnish additional incentives to such persons by encouraging them to become owners of Common Stock. The Compensation Committee believes that stock option grants allow executives and key employees to participate in the success of the Company and link their interests directly with those of the shareholders. If there is no price appreciation in the Company's Common Stock, option holders receive no benefit, because stock options are granted with an exercise price equal to the fair market value of the Common Stock on the day of grant. The number of stock options granted to executives, including the Chief Executive Officer, is based primarily on base salary level, the number of options previously granted, individual performance and retention considerations, and the Company's financial and operational performance during the year. The executive officers named in the Summary Compensation Table who received options in fiscal 2003 were granted options principally to secure their commitment to the future success of the Company.

Repricing of Options

        The Board of Directors believes it is in the Company's best interests to retain and motivate key executive officers in order to execute the Company's current strategy and to achieve its long range goals. Because many of the stock options granted to the Company's officers and directors were exercisable at prices substantially higher than recent market values for the Company's common stock, the Compensation Committee concluded that such stock options provided minimal retentive value. In order to further align the interests of option holders with the interests of the Company's shareholders, the Compensation Committee approved the repricing of certain stock options effective December 3, 2003. Specifically, options issued before September 11, 2001 to the Company's Chief Executive Officer, Chief Financial Officer and directors were repriced to $5.97, the fair market value of the Company's common stock on the day of repricing. All other terms of the stock options remain unchanged.

Respectfully submitted,
THE COMPENSATION COMMITTEE
Richard H. Anderson Donald E. Benson Raymond W. Zehr, Jr.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors consists of three members, none of whom are officers or employees of the Company or its subsidiaries. All members of the Audit Committee are "independent," as defined in Rule 10A-3 under the Securities Exchange Act of 1934 and Rule 4200(a)(14) of the Marketplace Rules contained in the National Association of Securities Dealers Manual, and are financially literate. Information about the committee members and their duties is provided on page four of this document. The Audit Committee met six times during the fiscal year ended March 31, 2003. In four of those meetings, the Audit Committee met with the Company's independent auditors to review a wide range of issues relating to the Company's accounting, auditing, financial controls and procedures, and financial reporting.

        The Audit Committee, together with management and representatives of Deloitte & Touche LLP, reviewed and discussed the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," and received and discussed written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board No. 1, "Independence Discussions with Audit Committees," describing that firm's independence from, and relationships with, the Company. Based on the review and discussions referred to above, the members of the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, for filing with the Securities and Exchange Commission. The Audit Committee also determined that Deloitte & Touche LLP's fees and services for the fiscal year ended March 31, 2003 were consistent with the maintenance of their independence as the Company's certified public accountants.

        The Audit Committee engaged Deloitte & Touche LLP to audit the Company's financial statements for the fiscal year ending March 31, 2004, subject to shareholder ratification of the appointment of Deloitte & Touche LLP. All non-audit services performed by Deloitte & Touche LLP during fiscal 2003 were pre-approved by the Audit Committee.

Respectfully submitted,
THE AUDIT COMMITTEE
Donald E. Benson Pierson M. Grieve Raymond W. Zehr, Jr.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending March 31, 2004. A proposal to ratify that appointment will be presented to shareholders at the Annual Meeting. Representatives of Deloitte & Touche LLP will be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

Required Vote

        Ratification of the appointment requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting. If the shareholders do not ratify the selection of Deloitte & Touche LLP, another firm of independent auditors will be selected by the Board of Directors.

Changes in Certifying Accountant

        On July 11, 2002, the Board of Directors dismissed Arthur Andersen LLP as the Company's independent public accountant. The reports of Arthur Andersen LLP on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Audit Committee of the Company's Board of Directors participated in and approved the decision to change independent accountants. In connection with its audits for the two most recent fiscal years and through July 11, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen LLP would have caused Arthur Andersen LLP to make reference thereto in its report on the financial statements for such years. During the two most recent fiscal years and through July 11, 2002, there were no reportable events.

        On July 11, 2002, the Board of Directors engaged Deloitte & Touche LLP as the Company's new independent auditor for the fiscal year ending March 31, 2003. During the two most recent fiscal years and through July 11, 2002, the Company did not consult with Deloitte & Touche LLP regarding (1) the application of accounting principles to any specific transaction, either completed or proposed, (2) the type of audit opinion that might be rendered on the Company's financial statements, or (3) any disagreement or reportable event.

Audit Fees

        The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audit of the Company's annual financial statements for the fiscal year ended March 31, 2003 and the reviews of the financial statements included in the Company's Form 10-Q filings for that fiscal year were $90,000.

        The aggregate fees billed for professional services rendered by Arthur Andersen LLP for the audit of the Company's annual financial statements for the fiscal year ended March 31, 2002 and the reviews of the financial statements included in the Company's Form 10-Q filings for that fiscal year were $100,000.

Audit-Related Fees

        For the fiscal year ended March 31, 2003, Deloitte & Touche LLP billed the Company $31,000 for assurance and related services in connection with the performance of the audit or review of the Company's financial statements, in addition to the audit fees disclosed above.

        For the fiscal year ended March 31, 2002, Arthur Andersen LLP billed the Company $11,000 for assurance and related services in connection with the performance of the audit or review of the Company's financial statements, in addition to the audit fees disclosed above.

Tax Fees

        For the fiscal year ended March 31, 2003, Deloitte & Touche LLP billed the Company $176,000 for professional services rendered in connection with tax compliance, tax advice and tax planning.

        For the fiscal year ended March 31, 2002, Arthur Andersen LLP billed the Company $160,000 for professional services rendered in connection with tax compliance, tax advice and tax planning.

All Other Fees

        Deloitte & Touche LLP did not render any other services to the Company, other than the services described above, for the fiscal year ended March 31, 2003.

        The aggregate fees billed for all other services rendered by Arthur Andersen LLP, other than the services described above, for the year ended March 31, 2002 were $55,000.

Pre-Approval Policies and Independence

        The Audit Committee has a policy of pre-approving all non-audit services to be performed by the Company's independent auditor. The Audit Committee has determined that the provision of services covered by the foregoing fees was compatible with maintaining the principal accountant's independence. See "Report of the Audit Committee."

VOTING OF PROXIES AND EXPENSES

        The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed on the proxy card.

        The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

        Expenses incurred in connection with the solicitation of proxies will be paid by the Company. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no consideration other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

SHAREHOLDER PROPOSALS

        If a shareholder wishes to present a proposal for consideration for inclusion in the proxy statement for the 2004 annual meeting, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of the Company no later than            , 2004. All proposals must conform to the rules and regulations of the SEC. SEC Rule 14a-4(c)(1) provides that, if the proponent of a shareholder proposal fails to notify the Company at least 45 days prior to the month and day of the mailing of the prior year's proxy statement, management's proxies would be permitted to use their discretionary authority to vote on the proposal, if the proposal were raised at the next annual meeting without having been included in the proxy statement. For purposes of the Company's 2004 annual meeting, the deadline is                        , 2004.

Dated: July     , 2003

\/    Please detach here    \/

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

1.	Election of directors:	01 Richard H. Anderson 02 Paul F. Foley 03 Robert C. Pohlad	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of an amendment to the Company's Articles of Incorporation to change the name of the Company to MAIR Holdings, Inc.		☐ FOR ☐ AGAINST ☐ ABSTAIN
3.	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 2004.		☐ FOR ☐ AGAINST ☐ ABSTAIN
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box ☐ Indicate changes below:			Date

Sign in box
Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title and authority. If a corporation, please give full corporate name and title of authorized officer signing this card. If a partnership, please give partnership name and title of authorized person signing this card.

Preliminary Proxy Materials

MESABA HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, August 21, 2003
9:30 a.m.

Marriott City Center Hotel
30 South Seventh Street
Minneapolis, Minnesota

MESABA HOLDINGS, INC. Fifth Street Towers, Suite 1720, Minneapolis, Minnesota, 55402	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on August 21, 2003.

The shares of common stock of Mesaba Holdings, Inc. you hold of record or in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" each of the nominees for director listed in Proposal 1, "FOR" Proposal 2, and "FOR" Proposal 3.

By signing this proxy, you revoke all prior proxies and appoint Paul F. Foley and Robert E. Weil, and each of them, with full power of substitution, to vote your shares on the proposals shown on the reverse side and any other business which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

QuickLinks

Table of Contents
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 21, 2003
INTRODUCTION
ELECTION OF DIRECTORS
APPROVAL OF AN AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY
COMPANY STOCK PERFORMANCE
Comparison of Five-Year Cumulative Total Returns
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS
CERTAIN TRANSACTIONS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND OPTION REPRICING
REPORT OF THE AUDIT COMMITTEE
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
VOTING OF PROXIES AND EXPENSES
SHAREHOLDER PROPOSALS